SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

GOLDEN STAR RESOURCES LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person Filing Proxy Statement)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF ANNUAL GENERAL MEETING

OF SHAREHOLDERS OF

GOLDEN STAR RESOURCES LTD.

Littleton, Colorado

NOTICE IS HEREBY GIVEN that the Annual General Meeting (the “Meeting”) of shareholders of Golden Star Resources Ltd. (the “Company”) will be held at 2:00 p.m. (Toronto time) on Wednesday, May 7, 2008 at the Ivey ING Leadership Centre, Amphitheatre 2, 130 King Street West, Toronto, Ontario, Canada, M5X 1A9 for the following purposes:

1.	to receive the report of the directors to the shareholders and the consolidated financial statements of the Company, together with the auditors’ report thereon, for the fiscal year ended December 31, 2007;

2.	to elect directors until the next annual general meeting;

3.	to appoint auditors to hold office until the next annual general meeting at a remuneration to be fixed by the Board of Directors; and

4.	to transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 10, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournment thereof. Accompanying this Notice of Meeting are a (i) Management Information Circular, (ii) form of proxy, and (iii) supplemental mailing list return card for use by shareholders who wish to receive the Company’s interim financial statements. The Company’s 2007 Annual Report containing the audited comparative financial statements of the Company as at and for the year ended December 31, 2007 and the related management’s discussion and analysis of financial condition and results of operations also accompany this Notice of Meeting.

If you are a registered shareholder of the Company and do not expect to attend the Meeting in person, please promptly complete and sign the enclosed proxy form and return it in the self-addressed envelope for receipt by no later than 5:00 p.m. (Toronto time) on Monday, May 5, 2008. If you receive more than one proxy form because you own common shares registered in different names or addresses, each proxy form should be completed and returned.

If you are a non-registered shareholder of the Company and receive these materials through your broker or another intermediary, please complete and sign the materials in accordance with the instructions provided to you by such broker or other intermediary.

Dated at Littleton, Colorado, this 10th day of March, 2008.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Roger Palmer
Interim Chief Financial Officer and Vice President Finance

MANAGEMENT INFORMATION CIRCULAR

FOR THE ANNUAL GENERAL MEETING OF

COMMON SHAREHOLDERS OF

GOLDEN STAR RESOURCES LTD.

THIS MANAGEMENT INFORMATION CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE MANAGEMENT OF GOLDEN STAR RESOURCES LTD. OF PROXIES TO BE VOTED AT THE ANNUAL GENERAL MEETING OF ALL COMMON SHAREHOLDERS.

TO BE HELD AT:

Ivey ING Leadership Centre

Amphitheatre 2

130 King Street West

Toronto, Ontario, Canada M5X 1A9

On Wednesday, May 7, 2008

at 2:00 p.m. (Toronto Time)

-i-

GOLDEN STAR RESOURCES LTD.

10901 West Toller Drive, Suite 300

Littleton, Colorado, USA 80127-6312

MANAGEMENT INFORMATION CIRCULAR

FOR THE ANNUAL GENERAL MEETING

OF COMMON SHAREHOLDERS

TO BE HELD ON

Wednesday, May 7, 2008

ALL AMOUNTS OF MONEY WHICH ARE REFERRED TO IN THIS MANAGEMENT INFORMATION CIRCULAR ARE EXPRESSED IN LAWFUL MONEY OF THE UNITED STATES UNLESS OTHERWISE SPECIFIED.

Note: Shareholders who do not hold their common shares in their own name, as registered shareholders, should read “Advice to Beneficial Shareholders” for an explanation of their rights.

The information in this Management Information Circular is as of March 10, 2008 unless otherwise indicated.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting

of Common Shareholders of Golden Star Resources Ltd. to be held on Wednesday, May 7,

2008

The Management Information Circular and 2007 Annual Report to Securityholders

are available at http://www.gsr.com/proxy_2008

SOLICITATION OF PROXIES

THIS MANAGEMENT INFORMATION CIRCULAR IS PROVIDED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF GOLDEN STAR RESOURCES LTD. (the “Corporation”) for the annual general meeting of the shareholders of the Corporation (the “Meeting”) to be held on Wednesday, May 7, 2008, at 2:00 p.m. (Toronto time) in the Ivey ING Leadership Centre, Amphitheatre 2, 130 King Street West, Toronto, Ontario, Canada M5X 1A9 or at any adjournment thereof for the purposes set forth in the accompanying Notice of Meeting. This Management Information Circular and the accompanying form of proxy (“Proxy”) are expected to be sent to the shareholders on or about April 15, 2008.

Although it is expected that the solicitation of proxies will be primarily by mail, proxies may also be solicited personally or by telephone, telegraph or personal interview by regular employees of the Corporation, at a nominal cost to the Corporation. In accordance with applicable laws, arrangements have been made with brokerage houses and other intermediaries, clearing agencies, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the common shares (the “Common Shares”) of the Corporation held of record by such persons and the Corporation may reimburse such persons for reasonable fees and disbursements incurred by them in doing so. The costs thereof will be borne by the Corporation.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the enclosed Proxy, Thomas G. Mair, President and Chief Executive Officer of the Corporation, or failing him, Roger Palmer, Interim Chief Financial Officer and Vice President Finance of the Corporation, have been designated by the directors of the Corporation and have indicated their willingness to represent as proxy each shareholder who appoints them. A SHAREHOLDER HAS THE RIGHT TO DESIGNATE A PERSON (WHO NEED NOT BE A SHAREHOLDER) OTHER THAN THOMAS G. MAIR OR ROGER PALMER, BEING THE MANAGEMENT DESIGNEES, TO REPRESENT HIM OR HER AT THE MEETING. Such right may be exercised by inserting in the space provided for that purpose on the Proxy the name of the person to be designated and deleting therefrom the names of the management designees, or by completing another proper form of proxy. Such shareholder should notify the nominee of the appointment, obtain a consent to act as proxy and provide instructions on how the shareholder’s Common Shares are to be voted. In any case, the form of proxy should be dated and executed by the shareholder or an attorney authorized in writing, with proof of such authorization attached where an attorney executed the proxy form. A form of proxy will not be valid for the Meeting or any adjournment thereof unless it is completed and delivered by no later than 5:00 p.m. (Toronto time) on Monday May 5, 2008 or, if the Meeting is adjourned, no later than 5:00 p.m. (Toronto time) on the business day immediately prior to the day of the reconvening of the adjourned Meeting, to either (i) in the case of Common Shares which are registered on the books of the Corporation for trading on the Toronto Stock Exchange or on the American Stock Exchange (a shareholder whose Common Shares are so registered will receive an envelope that accompanies this Management Information Circular bearing the following address), to the Attention: Proxy Department, CIBC Mellon Trust Company, P.O. Box 721, Agincourt, Ontario, Canada M5A 4K9, or (ii) in the case of Common Shares which are registered on the books of the Corporation for trading on the Ghana Stock Exchange (a shareholder whose Common Shares are so registered will receive an envelope that accompanies this Management Information Circular bearing the following address), to the Attention: The Registrar, Ghana Commercial Bank Limited, Share Registry, Head Office, P.O. Box 134, Accra, Ghana. Late proxies may be accepted or rejected at any time prior to the commencement time of the Meeting by the Chairman of the Meeting in his discretion and the Chairman is under no obligation to accept or reject any particular late proxy.

In addition to revocation in any other manner permitted by law, a shareholder who has given a proxy may revoke it at any time before it is exercised, by instrument in writing executed by the shareholder or by his attorney authorized in writing and deposited either at the registered office of the Corporation, being Suite 3700, Toronto Dominion Bank Tower, 66 Wellington Street West, P.O. Box 20, Toronto Dominion Centre, Toronto, Ontario, Canada, M5K 1N6, Attention: Golden Star Resources Ltd. at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof, before any votes in respect of which the proxy is to be used shall have been taken. In addition, a proxy may be revoked by the shareholder personally attending at the Meeting, registering with the scrutineers and voting his Common Shares.

ADVICE TO BENEFICIAL SHAREHOLDERS

The information set forth in this section is of significant importance to many shareholders of the Corporation as a substantial number of shareholders do not hold their Common Shares in their own names. Shareholders of the Corporation who do not hold their Common Shares in their own names (referred to herein as “Beneficial Shareholders”) should note that only proxies deposited by shareholders whose names appear on the records of the Corporation as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a shareholder by a broker, then, in almost all cases, those shares will not be registered in the shareholder’s name on the records of the Corporation. Such shares will more likely be registered under the name of the shareholder’s broker or an agent or nominee of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms). Common Shares held by brokers or their agents or nominees may in certain instances be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, a broker and its agents and nominees are prohibited from voting shares for the broker’s clients. Therefore, Beneficial Shareholders should ensure that instructions respecting the voting of their Common Shares are communicated to the appropriate person.

Applicable regulatory rules require intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Shareholder by its broker (or the agent of the broker) is identical to the form of proxy provided to registered shareholders. However, its purpose is limited to instructing the registered shareholder (the broker or agent or nominee of the broker) how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communications (“ADP”). ADP typically applies a special sticker to the proxy forms, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the proxy forms to ADP. ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the meeting. A Beneficial Shareholder receiving a proxy with an ADP sticker on it cannot use that proxy to vote Common Shares directly at the Meeting – the proxy must be returned to ADP well in advance of 5:00 p.m. (Toronto time) on Monday May 5, 2008 in order to have the Common Shares voted.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of his broker (or an agent or nominee of the broker), a Beneficial Shareholder may attend the Meeting as proxyholder for the registered shareholder and vote such Common Shares in that capacity. Beneficial Shareholders who wish to attend the Meeting and indirectly vote their Common Shares as proxyholder for the registered shareholder should enter their own names in the blank space on the form of proxy provided to them and return the same to their broker (or the broker’s agent or nominee) in accordance with the instructions provided by such broker (or agent or nominee), well in advance of the Meeting.

All references to shareholders in this Management Information Circular and the accompanying Notice of Meeting and Proxy are to shareholders of record unless specifically stated otherwise. Where documents are stated to be available for review or inspection, such items will be shown upon request to registered shareholders who produce proof of their identity.

VOTING OF PROXIES

The persons named in the enclosed Proxy are directors and/or officers of the Corporation who have indicated their willingness to represent as proxy the shareholders who appoint them. Each shareholder may instruct his proxy how to vote his Common Shares by completing the blanks on the Proxy.

All Common Shares represented at the Meeting by properly executed proxies will be voted (including the voting on any ballot), and where a choice with respect to any matter to be acted upon has been specified in the Proxy, the Common Shares represented by the Proxy will be voted or withheld from voting in accordance with such specification. IN THE ABSENCE OF ANY SUCH SPECIFICATION, THE MANAGEMENT DESIGNEES, IF NAMED AS PROXY, WILL VOTE IN FAVOUR OF THE MATTERS SET OUT THEREIN.

The enclosed Proxy confers discretionary authority upon the management designees, or other persons named as proxy, with respect to amendments to or variations of matters identified in the Notice of Meeting and any other matters which may properly come before the Meeting. As of the date hereof, the Corporation is not aware of any amendments to, variations of or other matters which may come before the Meeting. In the event that other matters come before the Meeting, then the management designees intend to vote in accordance with the judgment of the management of the Corporation.

VOTING SHARES AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The authorized capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of first preferred shares (the “First Preferred Shares”). As of March 10, 2008, a total of 235,585,311 Common Shares and no First Preferred Shares were issued and outstanding. The board of directors of the Corporation (the “Board” or the “Board of Directors”) has fixed March 10, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournment thereof. Each Common Share outstanding on the record date carries the right to one vote. The Corporation will arrange for the preparation of a list of the holders of its Common Shares on such record date. Each shareholder named in the list will be entitled to one vote at the Meeting for each Common Share shown opposite such shareholder’s name except to the extent that (a) such shareholder has transferred the ownership of such Common Share after the record date and (b) the transferee of such Common Share produces a properly endorsed share certificate or otherwise establishes that the transferee owns such Common Share and demands not later than ten days before the Meeting that the transferee’s name be included in the list in which case the transferee will be entitled to vote such Common Share at the Meeting. A complete list of the shareholders entitled to vote at the Meeting will be open to examination by any shareholder for any purpose germane to the Meeting, during ordinary business hours for a period of ten days prior to the Meeting, at the office of CIBC Mellon Trust Company at 320 Bay Street, Toronto, Ontario, Canada, M5H 4A6. Under the Corporation’s By-laws, the quorum for the transaction of business at the Meeting consists of two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder or representative for a shareholder so entitled.

The following table shows the number of Common Shares beneficially owned, as of March 10, 2008, by each person known to the Corporation or its directors or executive officers to be the beneficial owner of more than 5% of its outstanding Common Shares, by each director and the director nominees of the Corporation, by each executive officer of the Corporation and by all directors, director nominees and executive officers of the Corporation as a group. All information is taken from or based upon ownership filings made by such persons with the U.S. Securities and Exchange Commission (“SEC”) or upon information provided by such persons to the Corporation. Unless otherwise noted, the Corporation believes that each person shown below has sole investment and voting power over the Common Shares owned.

Name and Address of Beneficial Owner **	Amount and Nature of Common Shares Beneficially Owned [1]	Percent of Common Shares Beneficially Owned
Ian MacGregor	400,000[1]	*
James E. Askew	680,000[2]	*
David K. Fagin	1,056,805[3]	*
Lars-Eric Johansson	120,000[4]	*
Michael P. Martineau	210,000[5]	*
Michael A. Terrell	927,068[6]	*
Thomas G. Mair	375,000[7]	*
Roger Palmer	166,021[8]	*
Bruce Higson-Smith	288,135[9]	*
S. Mitchel Wasel	48,333[10]	*
Directors, Director Nominees and Executive Officers as a group (10 persons)	4,271,362[11]	1.79%[12]

Notes:

*	Indicates less than one percent.
**	The address of each person, unless otherwise noted, is c/o Golden Star Resources Ltd., 10901 West Toller Drive, Suite 300, Littleton, Colorado, USA 80127-6312.

1	Includes 350,000 Common Shares subject to stock options exercisable within 60 days.
2	Includes 480,000 Common Shares subject to stock options exercisable within 60 days.
3	Includes 21,300 Common Shares owned indirectly by a family trust and 355,000 Common Shares subject to stock options exercisable within 60 days.
4	Includes 120,000 Common Shares subject to stock options exercisable within 60 days.
5	Includes 200,000 Common Shares subject to stock options exercisable within 60 days.
6	Includes 2,033 Common Shares owned indirectly by his spouse, 24 Common Shares owned indirectly by Bluestar Management Inc. and 696,000 Common Shares subject to stock options exercisable within 60 days.
7	Includes 275,000 Common Shares subject to stock options exercisable within 60 days.
8	Includes 152,663 Common Shares subject to stock options exercisable within 60 days.
9	Includes 1,200 Common Shares owned indirectly by his spouse and 229,263 Common Shares subject to stock options exercisable within 60 days.
10	Includes 25,000 Common Shares subject to stock options exercisable within 60 days.
11	Includes an aggregate of 2,882,926 Common Shares subject to stock options exercisable within 60 days.
12	Calculated as (i) the total number of common shares held by directors, director nominees and executive officers as a group plus common shares subject to stock options exercisable within 60 days held by such by such directors, director nominees and executive officers, divided by (ii) the aggregate of the number of issued and outstanding common shares as of March 10, 2008 plus common shares subject to stock options exercisable within 60 days held by such directors, director nominees and executive officers.

EXECUTIVE OFFICERS

As of March 10, 2008, the executive officers of the Corporation, their ages and their business experience and principal occupation during the past five years were as follows:

Name	Age	Office and Experience	Officer Since
THOMAS G. MAIR	51	Mr. Mair was appointed President and Chief Executive Officer and a director in March 2008 and prior to then served as Interim President and Chief Executive Officer from January 2008 to February 2008. From February 2007 to December 2007 Mr. Mair served as Senior Vice President and Chief Financial Officer of the Corporation. Prior to joining the Corporation, Mr. Mair worked as a consultant from October 2006. Mr. Mair served in a number of senior roles with Newmont Mining Corporation from 1994 until October 2006, most recently as Director, Business Process Improvement from August 2003 to October 2006, and as group financial executive from October 2000 to July 2003.	2007

ROGER PALMER	58	Mr. Palmer has served as Interim Chief Financial Officer since January 2008 and has served as Vice President, Finance of the Corporation from May 2005. Mr. Palmer acted as Interim Chief Financial Officer from October 2006 until February 2007. Mr. Palmer served as Controller of the Corporation from July 2000 to December 2007. Mr. Palmer has over 25 years experience in the mining business including experience as an exploration geologist, as a mining engineer at a large scale underground operation, and as a corporate controller for various publicly traded mining companies. Prior to joining Golden Star he served as corporate controller for Getchell Gold.	2007

BRUCE HIGSON-SMITH	47	Mr. Higson-Smith has served as Vice President, Corporate Development of the Corporation since September 2003. Prior to his service with the Corporation, Mr. Higson-Smith was an independent consultant from October 2002 to September 2003. In addition, Mr. Higson-Smith served as Vice President and Investment Manager with Resource Capital Funds from September 1998 to October 2002.	2003

S. MITCHEL WASEL	43	Mr. Wasel has served as Vice President Exploration since September 2007, prior to which he served the Corporation as Regional Exploration Manager for West Africa from March 2004. Mr. Wasel served as the Corporation’s Exploration Manager - Ghana from 2000 to March 2004. Mr. Wasel has acted in various other roles with the Corporation since 1993 when he commenced his service with the Corporation as an exploration geologist, where he worked in the Corporation’s regional exploration program in Suriname and later with the Gross Rosebel project, ultimately as Project Manager. Prior to joining Golden Star, he worked with several companies in northern Canada in both exploration and mine geology.	2007

COMPENSATION DISCUSSION AND ANALYSIS

Oversight of Executive Compensation Program

The Compensation Committee of the Board of Directors oversees the compensation of the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and the other executive officers named in the “Summary Compensation Table” below (collectively, the “Named Executive Officers” or “NEOs”). Additionally, the Compensation Committee is charged with the review and approval of all annual compensation decisions relating to NEOs.

The Compensation Committee has taken the following actions to link pay and performance for Named Executive Officers:

•	Application of performance-based awards in the Corporation’s long-term incentive programs;

•	Alignment of compensation structures to a competitive pay strategy; and

•	Periodic rotation of Compensation Committee members to promote a non-biased approach to pay considerations.

In determining the CEO’s compensation, the Compensation Committee annually evaluates the CEO’s performance and considers the Corporation’s performance and relative shareholder return, the compensation of chief executive officers at comparable companies and such other factors that are deemed relevant from time to time.

In determining the compensation of the other NEOs, the Compensation Committee evaluates each individual’s performance, the Corporation’s overall performance and comparable compensation paid to similarly situated officers in comparable companies.

The Compensation Committee determines any annual bonus to be awarded to the CEO and the other NEOs based on a combination of the Corporation’s performance for the year and the achievement by each person of both corporate and individual key performance indicators established by the Compensation Committee as of the commencement of the applicable fiscal year.

Compensation Consultants

From time to time the Corporation and the Compensation Committee have obtained advice from the compensation consulting firm, the Hay Group, with respect to reviewing and structuring its policy regarding executive compensation. In January 2006, the Corporation retained Delphi Management Solutions, an independent compensation consultant, to assist in developing certain compensation structures for the Corporation. This relationship continues in 2008.

Overview of Compensation Philosophy and Program

In order to recruit and retain the most qualified and competent individuals as senior executives, the Corporation strives to maintain a compensation program that is competitive in the global mining industry. The following compensation objectives are considered in setting the compensation programs for the Named Executive Officers:

•	Drive and reward performance which supports the Corporation’s core values;

•	Provide a significant percentage of total compensation that is “at-risk”, or variable, based on pre-determined performance criteria;

•	Establish stock holdings to align the interests of NEOs with those of shareholders;

•	Design competitive total compensation and rewards programs; and

•	Set compensation and incentive levels that reflect competitive market practices.

Compensation Elements and Rationale for Pay Mix Decisions

To reward both short and long-term performance in the compensation program and in furtherance of the Corporation’s compensation objectives noted above, the Corporation’s executive compensation philosophy includes the following four principles.

(i) Compensation should be related to performance

The Compensation Committee believes that a significant portion of a NEO’s compensation should be tied not only to individual performance, but also to the performance of the NEO’s business unit or function and to Corporation performance measured against both financial and non-financial goals and objectives.

During periods when performance meets or exceeds the established objectives, NEOs should be paid at or more than target levels. When performance does not meet key objectives, incentive award payments, if any, should be less than such levels.

(ii) Incentive compensation should represent a large portion of a Named Executive Officer’s total compensation

The Corporation believes that compensation should be structured to reward performance. A large portion of compensation is paid in the form of short-term and long-term incentives, which are calculated and paid based on financial measures of profitability and shareholder value creation and on individual performance. Named Executive Officers have the incentive of increasing Corporation profitability and shareholder return in order to earn a substantial portion of their compensation package.

(iii) Compensation levels should be competitive

The Corporation annually reviews survey data and regularly assesses peer group data to ensure that the compensation program is competitive. The Corporation believes that a competitive compensation program is vital to the Corporation’s ability to attract and retain qualified senior executives.

(iv) Incentive compensation should balance short and long-term performance

The Compensation Committee seeks to structure a balance between achieving strong short-term annual results and ensuring its long-term viability and success. To reinforce the importance of balancing these perspectives, NEOs are regularly provided both short and long-term incentives. Short-term incentives focus on the achievement of certain objectives for the upcoming year, while stock options and stock bonus awards create a focus on share price appreciation over the long term.

Compensation Benchmarking Relative to Market

The Corporation generally selects a compensation peer group of five to six publicly traded, mining related companies (the “Peer Group”). The Peer Group has been used to benchmark executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to the Corporation’s and have global businesses that compete with the Corporation for executive talent. The Corporation did not use the Peer Group in connection with its 2007 compensation decisions.

The Corporation also refers to compensation survey data from the below listed resources to ensure that its total senior executive compensation program is competitive:

•	Economic Research Institute;

•	McDermott Mining Industry Salary Surveys;

•	Western Mine Salaries, Wages and Benefits; and

•	Coopers Consulting Mining Industry Salary Surveys

The survey data is a compilation of compensation and other data based upon a review of national (U.S.) and international companies that participate in mining and general industry surveys.

The Corporation and the Compensation Committee generally endeavor to target the median base salary level (50th percentile) of the survey data or Peer Group, as applicable, for the base salaries of the NEOs. Adjustments from the median base salary level may be made based on comparisons to the survey data and evaluation of the NEO’s level of responsibility and experience as well as company-wide performance. A NEO’s success in achieving business results, promoting core values, improving health and safety and demonstrating leadership are also taken into account when reviewing base salaries.

Benchmarking and aligning base salaries are critical to a competitive compensation program. Other elements of compensation are affected by changes in base salary. Annual bonus incentives are targeted and paid out as a percentage of base salary, and the target levels of long-term incentives are equal, dollar for dollar, to the amount earned under the annual bonus incentive program.

Review of Senior Executive Performance

The Compensation Committee reviews, on an annual basis, compensation elements of each NEO. In each case, the Compensation Committee takes into account the scope of responsibilities and experience and balances these against competitive salary levels. The Compensation Committee has the opportunity to meet with the NEOs at various times during the year, which allows the Compensation Committee to form its own assessment of certain aspects of each individual’s performance.

In addition, each year, the CEO presents to the Compensation Committee his evaluation of each NEO, which includes a review of contribution and performance over the past year, strengths, weaknesses, development plans and succession potential.

Components of the Executive Compensation Program

The Compensation Committee believes the total compensation and benefits program for NEOs should include base salaries, annual/short-term bonus incentive, long-term incentive compensation, health and welfare benefits and a 401(k) savings plan (for U.S. based executives only), perquisites, and certain severance and change of control benefits.

Base Salaries. As noted above, NEO base salaries are targeted at median levels of the survey data, and are determined by evaluating the NEO’s level of responsibility and performance and the Corporation’s performance, as well as general economic conditions and marketplace compensation trends. The Compensation Committee does not rely solely on pre-determined formulas or a limited set of criteria. The Compensation Committee usually adjusts base salaries for NEOs because current compensation demonstrates a significant deviation from the market data, to recognize outstanding individual performance, or to recognize an increase in responsibility. This is in line with the Corporation’s philosophy that total NEO compensation above competitive median levels should be paid from the variable portion of the compensation package.

In 2007, the CEO’s base salary was raised from $325,000 to $500,000 to better reflect survey data and other considerations. In determining the salary of the CEO and the bonuses awarded to the CEO and the other NEOs, the Compensation Committee considered the factors discussed above. The other NEOs received base salary increases to target the median base salary level of the survey data reviewed.

Annual Bonus Incentive. The annual bonus incentive provides each NEO with the opportunity to earn a bonus based on the achievement of specific company-wide, business unit or function and individual performance goals. Incentive bonuses may be paid in a combination of cash and stock as approved by the Compensation Committee at the beginning of each year for the prior fiscal year’s performance. The Compensation Committee approves a target incentive payout as a percentage of the base salary earned during the incentive period for each Named Executive Officer, based on competitive practices. Performance targets are established at levels that are achievable, but require better than planned performance from each executive. The payout of the annual bonus incentive can range from zero, if planned performance targets are not achieved, to 200%, if results significantly exceed planned performance.

For 2007, the annual bonuses were calculated based on a combination of achievement of corporate performance objectives and achievement of individual performance measures. Fifty percent of the NEO’s bonus target was weighted on corporate objectives and fifty percent on individual performance measures. For 2007, corporate performance objectives included achieving budgeted production and costs from Bogoso/Prestea and Wassa, completion of permitting of Prestea South to be ready for mining by 2007 year-end, completion of a feasibility study for the Prestea Underground, completion of a feasibility study for the development of Hwini-Butre and Benso, progress strengthening the finance, sustainability, human resources and administrative systems, management of cash funding and expenditures to maintain a minimum cash balance. Additional corporate performance targets included gold sold, cash operating costs, earnings, cash flow from operations, cash flow from investing activities, cash flow from financing activities, year-end restricted cash balances, earnings per share, year on year growth in net present value per share and year on year growth in stock price performance. The 2007 corporate objectives were defined in the 2007 Operating Plan and Budget and individual performance measures for NEOs (other than the CEO) were defined and agreed to in early 2007 between each individual NEO and the CEO. The CEO’s individual performance objectives were agreed by the CEO and the Board of Directors. In early 2008, corporate performance objectives and individual performance measures were evaluated to determine which objectives and measures had been achieved and the impact on bonus percentages.

To illustrate with an example, if a NEO’s base salary is $200,000 with a target incentive bonus of 30% of base salary or $60,000, then 50% of the $60,000 target or $30,000 would be weighted on corporate objective performance and 50% or $30,000 would be weighted on individual performance. If 80% of the corporate objectives and 85% of individual performance measures were actually achieved, the final bonus calculation is:

Corporate: 80% achieved x $30,000 = $24,000

Individual: 85% achieved x $30,000 = $25,500

Total annual bonus earned = $24,000 + $25,500 = $49,500

For 2007, it was determined that 20% of the corporate objectives had been achieved. Bonuses were determined to be paid to each of the NEOs as set forth in the “Summary Compensation Table” below. The Compensation Committee determined that 2007 bonuses should be paid 100% in cash.

Long-Term Incentive Compensation. Long-term incentives comprise a substantial portion of a Named Executive Officer’s compensation, consistent with our at-risk pay philosophy. The Compensation Committee’s objective is to provide NEOs with long-term incentive award opportunities that are consistent with performance. Currently, these incentives include stock options. The amounts granted to executives vary each year and are equal, dollar for dollar, to the amount earned under the annual bonus incentive program. For example, if an executive earned a $50,000 annual bonus incentive award, the executive would be awarded an equal amount (i.e., $50,000) of stock options. Previous awards and grants, whether vested or unvested, have no impact on the current year’s awards and grants.

An important objective of the long-term incentive program is to strengthen the relationship between the long-term value of the Corporation’s share price and the potential financial gain for employees. A stock option becomes valuable only if the price of the Common Shares increases above the option exercise price and the holder of the option remains employed during the period required for the option to vest, thus providing an incentive for an option holder to remain employed by the Corporation. In addition, stock options link a portion of an employee’s compensation to shareholders’ interests by providing an incentive to increase the market price of the shares.

Health and Welfare Benefits Programs and 401(k) Savings Plan. The Corporation offers health and welfare programs and a 401(k) savings program to all eligible U.S. based employees. The NEOs generally are eligible for the same benefit programs on the same basis as the rest of the managerial workforce. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. The Corporation’s health and welfare programs include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability. Coverage under the life and accidental death and disability programs offer benefit amounts specific to NEOs. Premiums for supplemental life insurance may be paid by the Corporation on behalf of a NEO.

The 401(k) savings plan is intended to supplement the employee’s personal savings and social security. The Corporation adopted the 401(k) savings plan to enable employees to save for retirement through a tax-advantaged combination of employee and Corporation contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. All U.S. based employees, including NEOs, are eligible to participate in the 401(k) savings plan. No savings plan is offered to NEOs who are based in non-U.S. locations. No other retirement plans are provided to NEOs.

Perquisites. Named Executive Officers, as well as other eligible employees of the Corporation, are provided with the following, among other, benefits as a supplement to their other compensation:

•

Life Insurance & Accidental Death & Dismemberment Coverage (also referred to as Personal Accident Insurance): The Corporation pays 100% of the premium for life insurance and accidental death and dismemberment coverage equal to three times the NEO’s base salary, subject to certain limitations.

•

Short-Term and Long-Term Disability: The Corporation pays 100% of the premium cost for short-term and long-term benefit programs for NEOs. The short-term disability program provides income replacement at 60% of base pay level (up to $10,000 per month for salaried employees) beginning on the 15th day of disability for up to six months or recovery. Long term disability then continues until recovery at 60% of the base pay level (up to $10,000 per month for salaried employees) after being disabled for six months.

The Compensation Committee annually reviews the perquisites provided to NEOs to determine if adjustments are appropriate.

Employment Agreements and Severance Arrangements. The Compensation Committee has also considered the long-term benefits to shareholders of retaining senior executives, including the NEOs, in the competitive employment environment. Upon certain types of terminations of employment (including a termination following a change in control of the Corporation), severance benefits may be paid to the NEOs. Severance benefits are designed to attract and retain senior executives and to provide replacement income if their employment is terminated involuntarily other than for cause. Severance benefits are specifically outlined in each NEO’s employment agreement.

To be eligible to receive severance benefits under the terms of their employment agreements, a Named Executive Officer must (i) be an executive on the date of termination, (ii) be involuntarily terminated (other than for cause), and (iii) execute and deliver a release agreement.

As at December 31, 2007, the Corporation or a subsidiary had entered into employment agreements with Messrs. Bradford, Mair, Palmer, Higson-Smith and Wasel. The material terms of the agreements include: (a) employment for one year with automatic renewal for successive one-year periods unless either the Corporation or the employee gives notice of non-renewal of the employment agreement; (b) a base salary (as set forth below under “Summary Compensation Table”, except that the base salary for Mr. Mair for serving as President and Chief Executive Officer is $500,000 per annum from January 1, 2008 and the base salary for Mr. Palmer during the period in which he serves as Interim Chief Financial Officer is $210,000 per annum); (c) severance payments upon a termination of employment without cause in an amount equal to the sum of the employee’s base salary (two times such amount for Mr. Bradford and one half times such amount for Messrs. Palmer and Wasel), the average of the target bonus for the employee for the current calendar year and the bonus paid to the employee for the previous year, and amounts equal to the value of the previous year benefits; (d) a lump sum payment in the event of a termination upon a “change in control” (as referred to below) equal to two times (three times in the case of Mr. Bradford and one times in the case of Messrs. Palmer and Wasel) the sum of the employee’s base salary, the average of the target bonus for the employee for the current calendar year and the bonus paid to the employee for the previous year, plus (with the exception of Mr. Wasel) amounts based on the value of previous year benefits and a portion of the target bonus for the employee for the current calendar year which is pro rated to the portion of such year prior to the employee’s termination; and (e) participation in the Stock Option Plan (as defined below), the Executive Bonus Plan (as defined below), and in such of the Corporation’s benefit and deferred compensation plans as are from time to time available to executive officers of the

Corporation. In addition, in the event of either a termination by the Corporation without cause or a termination following a Change of Control, all unvested stock options immediately vest and remain exercisable for 12 months following termination.

The Board has determined to amend the employment agreements with each of Messrs. Palmer and Wasel in order to conform such agreements to those of the other NEOs in relation to payments due upon a termination of employment without cause or a termination upon a change of control. In particular, upon such amendments becoming effective, Messrs. Palmer and Wasel will be entitled to receive (i) a severance payment equal to one times the sum of the employee’s base salary, plus the other amounts referred to in (c) above, upon a termination of employment without cause, and (ii) a lump sum payment equal to two times the sum of the employee’s base salary, plus the other amounts referred to in (d) above, upon a termination upon a change of control.

A “Change of Control” is defined, generally, as (i) the acquisition of more than 30% of the Corporation’s voting stock by a person or group, (ii) board members at a specified date, or persons appointed or nominated by them, cease to constitute a majority of the board, or (iii) stockholders approve a merger of the Corporation (other than a merger in which the stockholders of the Corporation prior to the merger continue to own more than 50% of the outstanding stock of the surviving entity), a sale of substantially all of the Corporation’s assets, or a liquidation. Change of Control severance benefits become payable under the terms of the employment agreements if, at the time of or during a period of 12 to 24 months (as applicable) following a Change of Control, the employee’s employment is terminated by the surviving or successor entity without Cause or the employee voluntarily terminates his/her employment for specified reasons. Such reasons include a substantial alteration in the nature or status of employment responsibilities, reduction in compensation or benefits, relocation, or breach by the surviving or successor entity of the employment agreement.

On August 1, 2007, Mr. Bradford provided a Notice of Resignation, as subsequently amended by a Restated Notice of Resignation Agreement dated November 1, 2007, giving notice of his intention to resign from his positions as President and Chief Executive Officer of the Corporation as of December 31, 2007 or such later date as the Corporation and Mr. Bradford may agree upon. On December 31, 2007, Mr. Bradford resigned as President and CEO, although he continued as an employee of the Corporation. Mr. Bradford resigned as a director of the Corporation on January 31, 2008. On February 1, 2008, the Corporation and Mr. Bradford entered into a Severance and Release Agreement that provided that Mr. Bradford’s resignation from the Corporation would occur on February 8, 2008 (the “Separation Date”). The material terms of the Severance and Release Agreement are as follows: (a) Mr. Bradford received payment of his accrued salary and benefits until the Separation Date, totaling $206,766.22; (b) the Corporation paid Mr. Bradford any outstanding expense reimbursements as of the Separation Date; (c) the Corporation determined to pay a bonus to Mr. Bradford for 2007 in accordance with the Executive Bonus Plan (see the “Summary Compensation Table” below); (d) the Corporation purchased Mr. Bradford’s vehicle in Ghana for $25,000; and (e) all of Mr. Bradford’s stock options became vested as of the Separation Date and exercisable until February 8, 2010.

EXECUTIVE COMPENSATION TABLE

Summary Compensation Table

The following table sets forth the compensation earned by the CEO and other NEOs for services rendered to the Corporation and its subsidiaries for the fiscal years ended December 31, 2007, 2006 and 2005. Bonuses are paid under the Corporation’s applicable incentive compensation guidelines and are generally paid in the year following the year in which the bonus is earned.

NEO Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)		All Other Annual Compensation ($)		Total $
Peter Bradford[1] President and Chief Executive Officer	2007	500,000	50,000	[6]	—		968,000	[7]	1,833	[8]	1,519,833
	2006	325,000	—		48,750	[9]	161,160	[10]	790	[8]	535,700
	2005	315,000	75,000	[11]	—		88,660	[12]	790	[8]	479,450

Thomas G. Mair[2] Senior Vice President Finance and Chief Financial Officer	2007	188,596	41,160	[6]	—		587,500	[13]	10,941	[14]	828,197

Roger Palmer[3] Vice President Finance	2007	167,250	16,500	[6]	—		29,569	[15]	11,485	[16]	224,804
	2006	152,000	12,000	[17]	18,003	[17]	45,030	[18]	6,073	[16]	233,106
	2005	130,000	20,000	[19]	—		11,090	[20]	4,736	[16]	165,826

Doug Jones[4] Vice President Exploration	2007	138,685	—		—		29,569	[21]	2,972	[22]	171,226
	2006	165,000	12,000	[23]	18,003	[23]	66,360	[24]	1,486	[22]	262,849
	2005	150,000	30,000	[25]	—		20,460	[26]	7,500	[22]	207,960

Bruce Higson-Smith Vice President Corporate Development	2007	175,000	16,713	[6]	—		29,569	[27]	8,184	[28]	229,466
	2006	189,000	12,000	[29]	18,003	[29]	66,360	[30]	6,093	[28]	291,456
	2005	150,000	14,674	[31]	15,326	[31]	20,460	[32]	4,693	[28]	205,153

S. Mitchel Wasel[5] Vice President Exploration	2007	165,000	4,842	[6]	—		207,000	[33]	52,682	[34]	429,524
	2006	150,000	28,000	[35]	—		—		1,042	[36]	179,042
	2005	125,000	—		—		—		—		125,000

Notes:

1	Mr. Bradford resigned as President and Chief Executive Officer effective December 31, 2007.
2	Mr. Mair was appointed Senior Vice President and CFO effective February 8, 2007, was Interim President and Chief Executive Officer from January 1, 2008 to March 5, 2008 and became President and Chief Executive Officer as of March 6, 2008.
3	Mr. Palmer served as Interim Chief Financial Officer on an interim basis from October 2006 until February 2007 and was again appointed Interim Chief Financial Officer as of January 1, 2008.

4	Mr. Jones resigned as Vice President Exploration effective as of August 31,2007.
5	Mr. Wasel was appointed Vice President Exploration as of September 1, 2007.
6	Cash bonus for 2007.
7	Consists of 400,000 stock options granted February 28, 2007 at an exercise price of $3.59 and a fair value of $2.42 per share.
8	This amount includes $1,833 in 2007, $790 in 2006 and $790 for premiums paid for life insurance for the benefit of this executive.
9	2006 bonus consists of a stock bonus of 13,176 Common Shares valued at $48,750, calculated using the closing price on the American Stock Exchange ($3.70) on the date of the grant (February 28, 2007).
10	Consists of 68,000 stock options granted on January 31, 2006 at an exercise price of $3.44 and a fair value of $2.37 per share.
11	2005 cash bonus.
12	Consists of 65,000 stock options granted January 27, 2005 at an exercise price of $3.72 and a fair value of $1.364 per share.
13	Consists of 200,000 stock options granted February 2, 2007 at an exercise price of $3.34 and a fair value of $2.27 per share and 75,000 stock options granted on December 20, 2007 at an exercise price of $3.07 and a fair value of $1.78 per share.
14	This amount includes $10,941 in 2007 for contribution to this executive’s 401(k) Plan for the benefit of this executive.
15	Consists of 13,026 stock option granted February 2, 2007 at an exercise prices of $3.34 and a fair value of $2.27 per share..
16	This amount includes $9,359 in 2007, $4,402 in 2006 and $3,765 in 2005 for contribution to this executive’s 401(k) Plan for the benefit of this executive and $2,126 in 2007, $1,670 in 2006 and $971 in 2005 for premiums paid for life insurance for the benefit of this executive.
17	2006 bonus includes a stock bonus of 5,358 Common Shares valued at $18,003, calculated using the closing price on the American Stock Exchange ($3.36) on the date preceding the grant (February 1, 2007). The 2006 bonus also includes a cash bonus of $12,000.
18	Consists of 19,000 stock options granted on January 31, 2006 at an exercise price of $3.44 and a fair value of $2.37 per share.
19	2005 cash bonus.
20	Consists of 10,000 stock options granted on January 31, 2005 at an exercise price of $3.72 and a fair value of $1.109 per share.
21	Consists of 13,026 stock option granted February 2, 2007 at an exercise prices of $3.34 and a fair value of $2.27 per share.
22	This amount includes $2,972 in 2007, $1,486 in 2006 and $7,500 for premiums paid for life insurance for the benefit of this executive.
23	2006 bonus includes a stock bonus of 5,358 Common Shares valued at $18,003, calculated using the closing price on the American Stock Exchange ($3.36) on the date preceding the grant (February 1, 2007). The 2006 bonus also includes a cash bonus of $12,000.
24	Consists of 28,000 stock options granted on January 31, 2006 at an exercise price of $3.44 and a fair value of $2.37 per share.
25	2005 cash bonus.
26	Consists of 15,000 stock options granted on January 27, 2005 at an exercise price of $3.72 and a fair value of $1.364 per share.
27	Consists of 13,026 stock option granted February 2, 2007 at an exercise prices of $3.34 and a fair value of $2.27 per share.
28	This amount includes $6,782 in 2007, $4,984 in 2006 and $3,973 in 2005 for contribution to this executive’s 401(k) Plan for the benefit of this executive and $1,402 in 2007, $1,109 in 2006 and $720 in 2005 for premiums paid for life insurance for the benefit of this executive.
29	2006 bonus includes a stock bonus of 5,358 Common Shares valued at $18,003, calculated using the closing price on the American Stock Exchange ($3.36) on the date preceding the grant (February 1, 2007). The 2006 bonus also includes a cash bonus of $12,000.
30	Consists of 28,000 stock options granted on January 31, 2006 at an exercise price of $3.44 and a fair value of $2.37 per share.
31	2005 bonus includes a stock bonus of 4,000 Common Shares valued at $15,326, calculated using the closing price on the American Stock Exchange ($3.83) on the date of the grant (February 6, 2005). The 2005 bonus also includes a cash bonus of $14,674.
32	Consists of 15,000 stock options granted on January 31, 2005 at an exercise price of $3.72 and a fair value of $1.364 per share.
33	Consists of 100,000 stock options granted on June 21, 2007 at an exercise price of $3.65 and a fair value of $2.07 per share.
34	This amount includes $1,042 for premiums paid for life insurance for the benefit of this executive, $40,840 recognized upon forgiveness of a loan between the Corporation and Mr. Wasel and $10,800 recognized upon the termination of a tenancy agreement between Mr. Wasel and a subsidiary of the Corporation.
35	Cash bonus for 2006.
36	This amount includes $1,042 for premiums paid for life insurance for the benefit of this executive.

EQUITY COMPENSATION PLAN INFORMATION

The following is information regarding the Corporation’s equity compensation plans as of December 31, 2007:

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (Cdn$)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities reflected in Column (a)
Equity Compensation Plans Approved by Securityholders	6,048,107	3.58	4,387,526[1]
Equity Compensation Plans Not Approved by Securityholders	576,000[2]	2.25	0
Total	6,624,107	3.46	4,387,526

Notes:

1	Represents Common Shares issuable under the Stock Option Plan and the Stock Bonus Plan.
2	Represents Common Shares issuable under options exchanged pursuant to the acquisition by the Corporation of St. Jude Resources Ltd.

Stock Option Plan

The Second Amended and Restated 1997 Stock Option Plan (the “Stock Option Plan”) provides to certain key employees, consultants and directors (including non-employee directors) of the Corporation and its subsidiaries an incentive to maintain and to enhance the long-term performance of the Corporation through the acquisition of Common Shares pursuant to the exercise of stock options. The Stock Option Plan provides for discretionary option grants to employees, consultants and directors. Currently, there are approximately four key employees (including executive officers) of the Corporation plus six non-employee directors of the Corporation and its subsidiaries who are eligible to receive options under the Stock Option Plan.

Subject to certain other limitations, the maximum number of Common Shares authorized for issuance under the Stock Option Plan is 15,000,000 Common Shares (or approximately 6.37% of the issued and outstanding Common Shares). As at March 10, 2008, 3,661,937 Common Shares (or approximately 1.55% of the issued and outstanding Common Shares) remain available for grant. An aggregate of 6,415,957 Common Shares (or approximately 2.72% of the issued and outstanding Common Shares), are issuable under options that have been granted under the Stock Option Plan. The maximum number of Common Shares that may be issued to insiders under the Stock Option Plan is limited to that number which is equal to the difference between (i) 10% of the outstanding number of Common Shares from time to time, and (ii) the number of Common Shares that are reserved for issuance to insiders pursuant to stock options granted under other stock option plans or arrangements of the Corporation. The total number of Common Shares that may be issued to any one optionee pursuant to options granted under the Stock Option Plan or other stock option plans or arrangements of the Corporation cannot exceed 5% of the outstanding number of Common Shares from time to time. The maximum number of shares that may be issued to any optionee in any one calendar year is 400,000 Common Shares (or approximately 0.17% of the issued and outstanding Common Shares).

The Compensation Committee makes recommendations to the Board regarding all option grants. The Board has the authority, subject to the terms of the Stock Option Plan, to determine when and to whom to make grants under the Stock Option Plan, the number of

Common Shares to be covered by the grants, the terms of options granted and the exercise price of options, and to prescribe, amend and rescind rules and regulations relating to the Stock Option Plan. Options granted under the Stock Option Plan are exercisable over a period determined by the Board, but not to exceed ten years from the date of grant, and the exercise price of an option may not be less than the closing price of the Common Shares on the stock exchange on which the Common Shares principally trade on the day immediately preceding the date of grant. In addition, the grant of an option may be subject to vesting conditions established by the Board as provided in the option agreement evidencing the grant of such option. All options granted to non-employee directors vest immediately, and options granted to executive officers and other employees typically are subject to vesting as determined at the date of grant, which vesting is either as to one-third on grant, and one-third on each of the second and third anniversary dates, or as to one-fourth on grant and an additional one-fourth on each of the second, third and fourth anniversary dates.

In the event of an optionee’s termination of employment or service prior to the time all or any portion of an option vests, such option, to the extent not vested or specifically extended by the Board, shall terminate. Except as otherwise provided by the Compensation Committee or the Board and subject to the specific terms of an optionee’s employment contract, as the case may be, if an optionee ceases to be employed by, or provide services to, the Corporation for any reason (other than by reason of death), the optionee’s options generally will expire 30 days following such termination in the case of a non-director optionee and within 12 months in the case of a director optionee. If the optionee dies while employed (or within the 30-day period referred to in the preceding sentence), all outstanding options, to the extent then vested, may be exercised within one year after the optionee’s date of death by the person or persons to whom the optionee’s rights pass. In no case may options be exercised later than the expiration date specified in the grant. Options may be transferred by an optionee only by will or by the laws of descent and distribution, and during his or her lifetime may be exercised only by an optionee during his or her lifetime.

Although the Stock Option Plan provides for interest free loans (subject to the terms of the Stock Option Plan) to be made available to optionees who are employees of the Corporation or its subsidiaries for the purpose of exercising options under the Stock Option Plan, there are no such loans outstanding.

The exercise price and the number of Common Shares to be purchased by an optionee upon the exercise of an option will be adjusted by the Board in accordance with the terms of the Stock Option Plan on the occurrence of certain corporate events or changes to the Common Shares.

The Stock Option Plan provides that it will terminate, unless earlier terminated in accordance with its terms, on the tenth anniversary of its approval. The current Stock Option Plan was approved on May 20, 2004 at the annual general and special meeting of the Corporation’s shareholders. The Stock Option Plan provides that it generally may be amended or terminated at any time by the Board. However, any such amendment or termination shall be subject to any necessary stock exchange, regulatory or shareholder approval. In addition, no amendment to an option may adversely affect the rights under such option without the consent of the optionee. No options can be granted under the Stock Option Plan after April 8, 2014.

In addition, pursuant to the completion of the transaction on December 21, 2005 pursuant to which the Corporation acquired, as a wholly-owned subsidiary, St. Jude Resources Ltd. (“St. Jude”), the Corporation issued options to acquire Common Shares to directors, officers and employees of St. Jude in exchange for the St. Jude options held by such persons. An aggregate of 576,000 of such options (representing approximately 0.24% of the Corporation’s outstanding Common Shares) currently are outstanding, all of which are held by Mr. Terrell. The exercise prices of such Corporation options range from Cdn$1.82 to Cdn$2.50 and have expiry dates ranging from October 30, 2008 to September 21, 2009, subject to earlier expiration in certain prescribed circumstances. These options are not transferable or assignable by the holders other than by a legal will or pursuant to the laws of succession and no such option may be exercised by anyone other than the holder or the holder’s legal representative.

Bonus Plans

The Corporation has an Employees’ Stock Bonus Plan (the “Stock Bonus Plan”) for any full-time or part-time employee (whether or not a director) of the Corporation or any of its subsidiaries who has rendered meritorious services that contributed to the success of the Corporation or any of its subsidiaries. Up to 900,000 Common Shares (or approximately 0.38% of the issued and outstanding Common Shares) are authorized for issuance under the Stock Bonus Plan. The Stock Bonus Plan is currently administered by the Compensation Committee and provides for grants of bonus Common Shares on terms that the Compensation Committee recommends to the Board, within the limitations of the Stock Bonus Plan and subject to the rules of applicable regulatory authorities. The maximum number of Common Shares that may be issued under the Stock Bonus Plan in any calendar year will not exceed in the aggregate 2% of the total number of outstanding Common Shares at the end of the immediately preceding calendar year, provided that (i) no more than 1% of the total number of outstanding Common Shares at the end of the immediately preceding calendar year can be issued to any one insider, (ii) the total number of Common Shares issuable within any one-year period to all insiders of the Corporation pursuant to the Stock Bonus Plan and pursuant to the exercise of vested options granted under other share compensation arrangements cannot exceed 10% of the then outstanding Common Shares, and (iii) the total number of Common Shares issuable within any one-year period to an employee under the Stock Bonus Plan and such employee’s associates pursuant to the Stock Bonus Plan and pursuant to the exercise of vested options granted under other share compensation arrangements cannot exceed 5% of the then outstanding Common Shares.

No Common Shares have been issued under the Stock Bonus Plan to from January 1, 2008 to March 10, 2008. In 2007, 50,683 Common Shares were issued under the Stock Bonus Plan; however, the Named Executive Officers were not awarded and did not earn any Common Shares pursuant to the Stock Bonus Plan in respect of the 2007 fiscal year of the Corporation (see the “Summary Compensation Table” and the notes thereto). As of March 10, 2008, 357,739 Common Shares (or approximately 0.15% of the issued and outstanding Common Shares) remain available for grant under the Stock Bonus Plan. The Board has the right to amend or terminate the Stock Bonus Plan at any time in its discretion. In addition, certain amendments to the Stock Bonus Plan require shareholder and regulatory approval.

The Corporation also maintains an Executive Management Performance Bonus Plan (the “Executive Bonus Plan”) under which the Corporation’s executive officers and certain other management personnel are eligible for bonuses, including bonuses under the Stock Bonus Plan and cash bonus awards. Bonuses are awarded under the Executive Bonus Plan at the discretion of the Board, based on the Board’s evaluation of the performance of both the Corporation and the participant measured against performance objectives established each year.

GRANT OF PLAN BASED AWARDS

The following table discloses the actual numbers of Common Shares and stock options granted to the CEO and other NEOs during 2007, as well as the exercise price of these awards.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/SH)[1]	Closing Price on Date of Grant ($)[2]
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Peter Bradford	02/28/2007	—	—	—	—	—	—	13,176	400,000	3.59	3.67
Thomas G. Mair	02/02/2007	—	—	—	—	—	—	—	200,000	3.34	3.28
	12/20/2007	—	—	—		—	—	—	75,000	3.07	3.03
Roger Palmer	02/02/2007	—	—	—	—	—	—	5,358	13,026	3.34	3.28
Doug Jones	02/02/2007	—	—	—	—	—	—	5,358	13,026	3.34	3.28
Bruce Higson- Smith	02/02/2007	—	—	—	—	—	—	5,358	13,026	3.34	3.28
S. Mitchel Wasel	06/21/2007	—	—	—	—	—	—	—	100,000	3.65	3.72

Notes:

1	Exercise prices are based on the closing price on the Toronto Stock Exchange, in Canadian dollars, on the day before the grant of the options. The exercise price has been converted into U.S. dollars based on the Bank of Canada noon rate of exchange on the day of the grant.
2	The closing price is the U.S. dollar equivalent of the closing price on the Toronto Stock Exchange on the day of the grant of the options. The closing price has been converted into U.S. dollars based on the Bank of Canada noon rate of exchange on the day of the grant.

OUTSTANDING EQUITY (OPTION) AWARDS AT FISCAL YEAR-END

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2007 for the CEO and each other NEO.

Option Awards
NEO Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Market Value of Security Underlying Options on Date of Grant ($)	Per Cent of Total Options Granted to Employees in Financial Year (#)		Value of Unexercised in-the-money Options at Year-End Exercisable/ Unexercisable ($)
Peter Bradford	109,000	—	2.05	1/30/13	0.92	29.81%		4,412/0
	102,000	—	5.07	5/24/14	0.66	26.73%		—
	48,750	16,250	3.72	1/27/15	0.73	14.06%		—
	34,000	34,000	3.44	1/31/16	2.05	4.63%		—
	400,000	—	3.59	2/28/17	5.07	22.37%		—

Thomas G. Mair	50,000	150,000	3.34	2/02/2017	668,000	11.19%		—
	75,000	—	3.07	12/20/2017	230,250	4.20%		9,108/0

Roger Palmer	75,500	—	0.81	8/29/2010	61,155	4.45%		150,520/0
	33,400	—	0.66	7/17/2011	22,044	3.57%		73,010/0
	4,334	—	0.73	1/30/2012	3,163	0.68%		8,858/0
	8,666	—	2.05	1/30/2013	17,767	0.37%		351/0
	7,500	2,500	3.72	1/27/2015	37,200	1.95%		—
	9,500 3,257	9,500 9,770	3.44 3.34	1/31/2016 2/02/2017	65,360 43,507	1.35 0.73	% %	— —

Doug Jones	16,000	—	5.07	8/31/2008	81,120	1.87%		—
	15,000	—	3.72	8/31/2008	55,800	2.92%		—
	28,000	—	3.44	8/31/2008	96,320	1.98%		—
	9,769	—	3.34	8/31/2008	32,628	0.73%		—

Bruce Higson-Smith	182,750	—	3.86	9/18/2013	705,415	7.76%		—
	4,000	—	5.07	5/24/2014	20,280	0.47%		—
	11,250	3,750	3.72	1/27/2015	55,800	2.92%		—
	14,000	14,000	3.44	1/31/2016	96,320	1.98%		—
	3,257	9,770	3.34	2/02/2017	43,507	0.73%		—

S. Mitch Wasel	25,000	75,000	3.65	9/21/2017	365,000	5.59%		—

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2007 for the persons named in the “Summary Compensation Table” above.

Option Awards
NEO Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Peter Bradford	940,000	2,965,255

Thomas G. Mair	—	—

Roger Palmer	—	—

Doug Jones	242,257	270,525

Bruce Higson-Smith	—	—

S. Mitchel Wasel	—	—

DIRECTOR COMPENSATION

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Corporation’s directors during the fiscal year ended December 31, 2007.

Director Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Ian MacGregor	2007	124,000	—	192,000	[1]	—	—	316,000
James Askew	2007	47,250	—	156,400	[2]	—	—	203,650
David Fagin	2007	48,750	—	156,400	[2]	—	—	205,150
Lars-Eric Johansson	2007	53,500	—	156,400	[2]	—	—	209,900
Michael Martineau	2007	42,750	—	156,400	[2]	—	—	199,150
Michael Terrell	2007	32,750	—	156,400	[2]	—	—	189,150

Notes:

[1]

Grant of 40,000 stock options was made on February 2, 2007 at an exercise price of $3.34 and a fair value of $2.13 per share and grant of 60,000 stock options was made on December 20, 2007 at an exercise price of $3.07 and a fair value of $1.78 per share. All options vested and were exercisable upon the grant thereof. Exercise prices are based on the closing price on the Toronto Stock Exchange, in Canadian dollars, on the day before the grant of the stock options. The exercise price has been converted into U.S. dollars based on the Bank of Canada noon rate of exchange on the day of the grant.

[2]

Grants of 40,000 stock options were made on February 2, 2007 at an exercise price of $3.34 and a fair value of $2.13 per share and grants of 40,000 stock options were made on December 20, 2007 at an exercise price of $3.07 and a fair value of $1.78 per share. All options vested and were exercisable upon the grant thereof. Exercise prices are based on the closing price on the Toronto Stock Exchange, in Canadian dollars, on the day before the grant of the stock options. The exercise price has been converted into U.S. dollars based on the Bank of Canada noon rate of exchange on the day of the grant.

During the year ended December 31, 2007, the Corporation paid a total of $349,500 to its non-employee directors. This amount consisted of the following annual fees:

•	$100,000 to the Chairman;

•	$20,000 to the non-employee directors (excluding the Chairman); plus

•	$10,000 to the Chair of the Audit Committee;

•	$10,000 to the Chair of the Nominating and Corporate Governance Committee;

•	$10,000 to the Chair of the Sustainability Committee; and

•	$10,000 to the Chair of the Compensation Committee.

For 2007, the Corporation also paid the following fees to non-employee directors for attending Board and Committee meetings as follows:

•	$1,250 for attending a Board meeting; and

•	$750 for attending a committee meeting.

Directors are also reimbursed for transportation and other out-of-pocket expenses reasonably incurred for attendance at Board and committee meetings and in connection with the performance of their duties as directors.

The Corporation’s Stock Option Plan provides for discretionary grants of stock options to directors. Such grants may be made upon a director’s appointment or from time to time thereafter. See “Equity Compensation Plan Information – Stock Option Plan” for a description of the Stock Option Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is currently comprised of Messrs. Michael Martineau, James Askew, and Ian MacGregor. The Committee is responsible for establishing and administering the compensation philosophy, policies, and plans for the Corporation’s non-employee directors and executive officers.

The Compensation Committee hereby reports as follows:

1.	The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” with management; and

2.	Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Management Information Circular to be delivered to shareholders.

Submitted by the Compensation Committee:

Michael Martineau, Chair

James Askew

Ian MacGregor

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management of the Corporation the audited financial statements of the Corporation for the fiscal year ended December 31, 2007 (the “Audited Financial Statements”).

The Audit Committee has discussed with PricewaterhouseCoopers LLP, independent accountants for the Corporation since 1994, the matters required to be discussed by Statement on Auditing Standards No. 61.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1, and has discussed with PricewaterhouseCoopers LLP its independence and has considered the compatibility of the non-audit services which it provides with maintenance of that independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Submitted by the Audit Committee:

Lars-Eric Johansson, Chair

David K. Fagin

Ian MacGregor

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The following information is provided in response to Canada’s National Instrument 58-101 and its companion Form 58-101F1:

Board of Directors

The current Board, all of whose members are being nominated in this Management Information Circular for re-election at the Meeting, comprises five directors who are independent by virtue of their not having a direct or indirect material relationship (as defined under applicable law and regulations) with the Corporation and under the independence standards of the American Stock Exchange. Mr. Mair is the Corporation’s President and Chief Executive Officer and, accordingly, is not independent. Mr. Terrell may not be considered to be independent as he is the former Chief Executive Officer of St. Jude Resources Ltd., a wholly-owned subsidiary of the Corporation acquired in December 2005, whose executive employment agreement with St. Jude was terminated in 2006.

Of the current Board members, Mr. Askew is a director of Asian Mineral Resources Ltd., OceanaGold Corporation and Sino Gold Ltd.; Mr. Fagin is a director of Canyon Resources Corporation, Pacific Rim Mining Company and T. Rowe Price Association, Inc.; Mr. Johansson is a director of Henry Winston Diamond Corporation and Niocan Inc.; Mr. MacGregor is a director of Asian Mineral Resources Ltd.; and Michael Martineau is a director of First Quantum Minerals Ltd. and AXMIN Inc. Each of these companies is a reporting issuer or equivalent in Canada or another jurisdiction. The Board follows the practice of including in each regularly scheduled Board meeting a discussion involving only the independent directors in the absence of management at which the independent directors have the opportunity to raise any matter they believe merits or requires discussion. Accordingly, for corporate governance disclosure purposes, the independent directors held two meetings in 2007 at which the non-independent director and members of management were not present.

Mr. Ian MacGregor serves as Chairman of the Board. As disclosed above, he is an independent director. The Chairman’s duties are described below in “Position Descriptions”.

Each director attended all Board meetings held in 2007. Except for Mr. Terrell, each director attended all meetings of Committees of which he is a member.

Board Mandate

While the Board has no written mandate as such, its duties and activities are performed in a manner that is considered responsive to statutory and other legal requirements and in accordance with best corporate governance practices.

The Board establishes overall policies and standards for the Corporation. The Board expects management to conduct the business of the Corporation in accordance with the Corporation’s ongoing strategic plan as adopted by the Board. The Board regularly reviews management’s progress in meeting these expectations. The Board is kept informed of the Corporation’s operations at meetings of the Board and its committees and through reports and analyses and discussions with management. The Board normally meets four times a year in person, with additional meetings being held as needed. In 2007, there were a total of eight meetings of the Board.

The following is a summary of how the Board deals with matters pertaining to strategic planning, risk management, communication and internal control systems, and management and succession:

•

Each year the Board reviews and approves planning assumptions and detailed monthly budgets for the following year and annual projections for the following five years. The Board monitors performance against budget through reporting by management in the form of monthly reports and Board papers.

•

The Board seeks to identify and assess the principal risks of the Corporation’s business which are wide-ranging because of the nature of the Corporation’s business, including risks associated with operating in developing countries, maintaining control of the Corporation’s assets and funds, assuring compliance with all relevant laws and regulations, political risks, exchange controls, environmental and safety risks, government regulatory or enforcement problems, title matters, civil unrest, and the availability of skilled management and labor forces.

•	The CEO and the CFO provide shareholder communications on behalf of the Corporation, all of which are closely monitored by the Board.

•	The Board periodically reviews the integrity of the Corporation’s internal control and management information systems.

•

The Board annually considers the overall performance in all key areas to identify those areas where additional skills may be required and to consider the measures required to ensure sufficient management depth for the ongoing management of the Corporation in the event of the loss of any key members of the Corporation’s executive management team.

•

The Board periodically reviews all key policies including the environmental and safety policies adopted by the Corporation and its affiliates and has established policies on Safety, Community Relations and Environment.

The Board has adopted policies to assure effectiveness of management information systems including policies on Corporate Control with respect to annual budgets, financial and budget reporting, activities reporting, acquisitions and dispositions of assets, joint ventures, spending authorities, contracts and investment banking services. Therefore, in addition to those matters that must by law, be approved by the Board, the Board approves, among other things, the terms of all significant acquisitions and dispositions of the mineral properties of the Corporation and its subsidiaries as well as joint venture agreements on such properties. Operating and capital budgets also require the Board’s approval. The Board receives monthly reports on operational, financial and business development matters. Finally, because of the Board’s relatively small size and significant industry experience, management is able to liaise regularly with the Board to discuss and seek approval for various activities.

Position Descriptions

The Board has adopted a position description for the Chairman of the Board whereby the Chairman presides over meetings of the Board, interfaces between the Board and senior management, including regular consultations with the President and CEO on a variety of matters of importance to the Corporation’s business, its relationships with shareholders and other stakeholders and the relationship between the Board and management, including all matters which properly come within the scope of the duties and responsibilities of a non-executive chairman to ensure that the Corporation fulfils its commitment of adherence to corporate governance best practices.

While no specific position description has been adopted for the chairs of each of the Corporation’s four standing committees namely the Audit, Compensation, Nominating and Corporate Governance and Sustainability committees, each chair is responsible for ensuring that the committee over which he presides properly discharges the obligations imposed by its charter (available for inspection on the Corporation’s website at www.gsr.com), interfacing with management and making required recommendations to the Board. In particular, the Chair of the Audit Committee is responsible for a number of matters, such as communication with the Corporation’s auditors in accordance with the SEC and the United States Sarbanes-Oxley Act (“SOX”) requirements to which the Corporation is subject.

The Board has adopted a position description for the Corporation’s President and CEO which, among other things, is compliant with SOX requirements.

Orientation and Continuing Education

New directors are provided with the Corporation’s committee charters and Board and Corporation policies and with non-public information on the Corporation’s business and assets. They have access to Board members and senior management personnel before accepting a position as director to enable them to perform due diligence and to acquire the information required to begin performing their duties at an acceptable level. In the course of these due diligence activities, new directors are made aware of the role of the Board and its committees and the nature and operation of the Corporation’s assets and business.

Management believes that each member of the current Board has the basic skills and knowledge required to function effectively as a director of the Corporation and that the individual skills and experience possessed by individual Board members are complementary to achieving a Board that can supervise the Corporation’s business in a manner responsive to the interests of all stakeholders and in a responsible and ethical manner. Board candidates are selected based on the possession of such basic and complementary skills.

The chair of the Nominating and Corporate Governance Committee has a specific responsibility to ensure that Board members are kept up to date on corporate governance matters, and the directors’ other business interests are such as to keep them abreast of corporate developments generally and those in the gold mining industry in particular. For the past few years, the Board has made annual visits to the Corporation’s production facilities in Ghana in the course of which Board members have had full opportunity to inspect the Corporation’s assets and to interface with all levels of management and with local stakeholders.

Ethical Business Conduct

The relevant policies and codes, all of which are available on the Corporation’s website, consist of:

•

a Business Conduct and Ethics Policy which applies to the Corporation, its subsidiaries, divisions and affiliates and which reaffirms that the observance of applicable law and ethical business conduct wherever the Corporation does business must be the guiding principle. The Corporation’s Senior Vice President and Chief Financial Officer has been designated as compliance officer to ensure proper implementation of the Policy;

•

a Code of Ethics for Directors, Senior Executive and Financial Officers and Other Executive Officers adopted pursuant to Section 406 of SOX and the rules of the American Stock Exchange to provide written standards of guidance to the affected individuals for honest and ethical conduct and compliance with applicable law. This Code requires that individuals covered by its provisions report suspected violations to either of the Chairman of the Board or the Senior Vice President and Chief Financial Officer, in his capacity as compliance officer, and that the Board take appropriate action on any such reports. Amendments of/and waivers granted under the Code of Ethics will be disseminated on the Corporation’s website (www.gsr.com);

•

a Policy on Insider Trading and Reporting which mandates all appropriate trading restrictions on the Corporation’s shares to which directors, officers, employees and others are subject under applicable law and as a matter of corporate policy; and

•	a Whistleblower Policy whereby employees are required to report concerns regarding possible violations by employees or other persons of legal or regulatory requirements or internal policies relating to accounting standards and disclosures, internal accounting controls or matters related to the internal or external audit of the Corporation’s financial statements either to the Corporation’s Compliance Officer, any other member of management or the Audit Committee, anonymously if the individual so chooses. The Audit Committee is responsible for dealing appropriately with all such reports.

As a matter of policy, the Board is required to approve the holding by any director or officer of a Board or executive position creating a potential business or legal conflict affecting that individual’s ability to properly carry out his duties and serve the Corporation’s best interests. As a matter of law, Board members are required to disclose material interests in proposed transactions, after which the Board determines the propriety of the affected individual participating in either or both of discussion and voting, whether or not otherwise entitled to do either or both.

Nomination of Directors

As disclosed above, the Corporation’s objective is to have a Board of Directors, each of whose members has the required experience, skills, judgment and character to perform effectively and ethically as a Board member and which, as a group, have skills complementary to the nature of the Corporation’s business and the environment in which the Board operates. Potential Board candidates are identified and selected with reference to these criteria. The process is supervised by the Nominating and Corporate Governance Committee which is responsible for recommending candidates for nomination or re-election, as the case may be, as set out in its charter.

Compensation of Directors

The Compensation Committee, all of whose members are independent directors, is responsible for making recommendations to the Board regarding the compensation to be paid to directors.

Board Committees

As disclosed above, there are four standing committees of the Board, namely the Audit, Compensation, Nominating and Corporate Governance and Sustainability committees.

i) Audit Committee

The Audit Committee is currently comprised of Messrs. Lars-Eric Johansson (Chair), David K. Fagin and Ian MacGregor. The Board has determined that each of the members of the Audit Committee is financially literate, unrelated, an outside member with no other affiliation with the Corporation and is independent as defined by the American Stock Exchange. The Board has determined that Mr. Johansson is the “audit committee financial expert” as defined by the SEC.

The primary duties and responsibilities of the Audit Committee, as set out in its charter, are to review the financial reporting process, the system of internal control, the audit process, related party transactions, compliance with the Corporation’s codes of ethics or conduct and the Corporation’s process for monitoring compliance with laws and regulations. The Audit Committee is responsible for the appointment, compensation, retention, termination and oversight, subject to the requirements of Canadian law, of the work of the independent auditor. In performing its duties, the Audit Committee maintains effective working relationships with the Board, management and the external auditors. To effectively perform his role, each committee member must obtain and maintain an understanding of the detailed responsibilities of committee membership as well as the Corporation’s business, operations and risks. In addition, the Audit Committee recommends to the Board for approval the annual and quarterly financial statements, the annual and quarterly reports and certain other documents required by regulatory authorities. In connection with risk assessment, the Audit Committee reviews, among other things, the nature and adequacy of insurance coverage. The Audit Committee met six times during 2007. A copy of the Audit Committee charter is available on the Corporation’s website at www.gsr.com.

ii) Compensation Committee

The Compensation Committee is comprised of Messrs. Michael Martineau (Chair), James Askew and Ian MacGregor, each of whom has been determined by the Board to be unrelated, an outside member with no other affiliation with the Corporation and independent as defined by the American Stock Exchange. The Compensation Committee, subject to Board approval and as set forth in its charter, supervises the selection, evaluation and determination of compensation of executive officers, sets corporate-wide policy with respect to compensation and benefits, and administers the Stock Option Plan (except with respect to grants to non-employee directors) and the Stock Bonus Plan. The Compensation Committee also recommends to the Board the descriptions, definitions and limits to management’s authorities and approval of objectives and goals for top management in general terms. See “Compensation Committee Report on Executive Compensation” above. The Compensation Committee met six times in 2007. A copy of the Compensation Committee charter is available on the Corporation’s website at www.gsr.com.

iii) Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Messrs. David K. Fagin (Chair), Ian MacGregor and Michael Martineau. Each member of the Nominating and Corporate Governance Committee has been determined by the Board to be unrelated, an outside member with no other affiliation with the Corporation and independent as defined by the American Stock Exchange. The Nominating and Corporate Governance Committee, as set forth in its charter, advises and makes recommendations to the Board concerning all corporate governance issues, including: Board and committee jurisdiction, composition, size and remuneration, adoption and implementation of policies designed to ensure that the Corporation follows best practices in corporate governance; and oversight of compliance with legislation, rules, regulations and guidelines enacted and adopted by governments, securities regulators and stock exchanges to whose jurisdiction the Corporation is subject. In addition, the Nominating and Corporate Governance Committee performs an annual appraisal of the performance of the Board, its committees, each director and the Board and committee chairs (see “Assessments” below).

The Nominating and Corporate Governance Committee is responsible for the assessment of the effectiveness and contribution of the Board, its committees and individual directors. The Nominating and Corporate Governance Committee annually reviews the overall performance of the Board and its committees based on a number of factors including the Board’s performance in meeting the challenges that faced the Corporation over the previous twelve month period, the Board’s relationship with management, and the responses to a questionnaire circulated to help assess the overall effectiveness of the Board and its members.

The Board periodically reviews the adequacy and form of compensation of directors in relation to the responsibilities and risks involved in being an effective director. See “Compensation of Directors” above. In addition to cash compensation, the directors receive options under the Stock Option Plan. The Board believes the emphasis on compensation through options is particularly appropriate in a resource business where increasing shareholder value is a significant relevant measure of progress.

The Nominating and Corporate Governance Committee is also responsible for supervising the nomination process including identifying and recommending nominees to the Board for eventual proposal as candidates for election as directors at the annual meeting of shareholders. The Nominating and Corporate Governance Committee considers candidates for Board membership who are suggested by members of the Nominating and Corporate Governance Committee, other Board members, members of management and shareholders of the Corporation. Once the Nominating and Corporate Governance Committee has identified prospective nominees for directorship, the Board is responsible for selecting such candidates. The Nominating and Corporate Governance Committee seeks to identify director candidates with solid business and other appropriate experience and expertise, having regard for the nature of the Corporation’s business and the current composition of the Board, and commitment to devoting the time and attention necessary to fulfill their duties to the Corporation. The Nominating and Corporate Governance Committee also considers the independence of directors or potential directors. The Nominating and Corporate Governance Committee met once in 2007.

Shareholders wishing to recommend a director candidate to serve on the Board may do so by providing written notice to the Chair of the Nominating and Corporate Governance Committee, Golden Star Resources Ltd., 10901 West Toller Drive, Suite 300, Littleton, Colorado, USA 80127-6312, that identifies the candidate, provides appropriate biographical and background materials, evidences the nominating shareholder’s Common Share ownership, and includes a written signed statement of the candidate. Assuming that the appropriate information and materials are received in a timely manner, candidates recommended by shareholders will be evaluated against the criteria outlined above. A complete copy of the procedures to be followed by shareholders who wish to recommend director candidates, as well as a copy of the Nominating and Corporate Governance Committee charter, are available on the Corporation’s website at www.gsr.com.

iv) Sustainability Committee

The Sustainability Committee is currently composed of Messrs. James Askew (Chair), Ian MacGregor and Michael Terrell. The primary purposes of the Sustainability Committee are to assist the Board in its oversight of exploration, development and operating risk, including issues related to geological, mining, metallurgical, community relationships, health, safety and environmental matters. The responsibilities of the Sustainability Committee include, among others: reviewing with management the Corporation’s goals, policies and programs relative to exploration, development and operational matters; making enquiries of management concerning the establishment of appropriate policies, systems, standards and procedures for all technical, development and operating activities, and compliance with applicable laws and standards of corporate conduct; reviewing with management the assessment, reduction and mitigation of technical risk; reviewing with management the risk analysis of any proposed new major exploration, development or operating activity; and reviewing with management the Corporation’s record of performance on community relationships, health, safety and environmental matters, along with any proposed actions based on the record of performance. The Sustainability Committee met two times in 2007.

Assessments

The Nominating and Corporate Governance Committee performs, as part of its duties, an annual appraisal of the performance of the Board and its standing committees as a whole and of the individual performance of each director and the Board and committee chairs. The results are used in making any required changes to functions and individuals and in determining nominations for re-election and appointment.

Shareholder Communications

The Corporation believes that it is important to maintain good shareholder relations. The Board will give appropriate attention to all written communications that are submitted by shareholders. Any shareholder wishing to send communications to the Board, or a specific committee of the Board, should send such communication to the Interim Chief Financial Officer and Vice President Finance of the Corporation by email to rpalmer@gsr.com or by mail to Board of Directors, c/o Chief Financial Officer, Golden Star Resources Ltd., 10901 West Toller Drive, Suite 300, Littleton, Colorado, USA 80127-6312. All communications shall state the type and amount of the Corporation’s securities held by the shareholder and shall clearly state that the communication is intended to be shared with the Board, or if applicable, with a specific committee of the Board. The Interim Chief Financial Officer and Vice President Finance shall forward all such communications to the Board or the specific committee, as appropriate.

Director Attendance at Shareholder Meetings

It is the Corporation’s written policy that the directors attend annual shareholders meetings. The written policy codifies a previous unwritten policy. All of the then directors of the Corporation attended the 2007 annual meeting of shareholders.

PRINCIPAL ACCOUNTING FIRM FEES

The Corporation incurred the following fees for services performed by its principal accounting firm, PricewaterhouseCoopers LLP, during fiscal 2007 and 2006:

Year	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees	Total
2007	$429,735	$45,000	$23,199	$179,200	$677,134
2006	$426,589	$3,830	$28,330	$38,560	$497,310

Audit related fees included review of documents required for the sale of Common Shares and for review of annual reports filed with government agencies in the United States, Canada and France. Tax related fees include assistance in filing annual tax returns and tax planning. Other fees were predominantly related to accounting issues related to acquisitions and to miscellaneous general business topics.

In 2007 and 2006, 100% of our auditor’s fees were approved pursuant to the provisions of 17 CFR 210.201(c)(7)(i)(C). There were no hours expended on the principal account’s engagement to audit our financial statements for the years ended December 31, 2007 and December 31, 2006 that were attributable to work performed by persons other than the principal accountant’s full-time, permanent employees.

The Audit Committee of the Board has considered the level of non-audit services provided by the auditors and the auditor’s representation letter in its determination of auditor independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has established a policy requiring pre-approval of all audit engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and all permissible non-audit services performed by the independent auditors. Such services may be approved at a meeting or by unanimous written consent of the Audit Committee, or the Audit Committee may delegate to one or more of its members the pre-approval of audit services and permissible non-audit services provided that any pre-approval by such member or members shall be presented to the Audit Committee at each of its scheduled meetings.

LIABILITY INSURANCE

The Corporation has purchased insurance and has, in addition, agreed to indemnify directors and officers of the Corporation against all costs, charges and expenses reasonably incurred by them in respect of certain proceedings to which they may be made party by reason of their status as a director or officer of the Corporation. The indemnification is extended to directors and officers provided that they have acted honestly and in good faith with a view to the best interests of the Corporation and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, on the condition that the director or officer had reasonable grounds for believing his conduct was lawful. The amount of the premium paid in 2007 in respect of directors and officers as a group was $397,500; the policy coverage is $40,000,000 per claim and in aggregate in any policy year. Expenses for the Corporation per claim not covered by the policy range between nil and $150,000.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

In May 2006, Mr. Wasel received a loan from the Corporation, for the sole purpose of Mr. Wasel purchasing property located in Takoradi pursuant to the Corporation’s housing and relocation assistance policy, in the principal amount of $100,000 and bearing interest at the rate of five percent per annum, which was repayable in equal monthly instalments based on a two year amortization schedule and lump sum payment on the second anniversary date of the loan. The loan was terminated, and all amounts remaining to be paid by Mr. Wasel were forgiven, prior to Mr. Wasel commencing his appointment as Vice President Exploration. The following table sets forth the aggregate indebtedness of Mr. Wasel to the Corporation:

Indebtedness of Directors and Executive Officers

Name and Principal Position	Involvement of Corporation or Subsidiary	Largest Amount Outstanding During Most Recently Completed Fiscal Year	Amount Outstanding on March 10, 2008	Financially- Assisted Securities Purchases	Security for Indebtedness	Amount Forgiven During Most Recently Completed Fiscal Year
S. Mitchel Wasel Vice President Exploration	The Corporation was the lender.	$67,207	Nil	—	Property purchased with the loan proceeds	$40,840	[1]

Note:

1.	The loan amount forgiven, together with prepaid lease payments in the amount of $10,800 retained by Mr. Wasel upon termination of the tenancy agreement between Mr. Wasel and a subsidiary of the Corporation pursuant to which such subsidiary leased the property purchased by Mr. Wasel using the proceeds of the loan, are being offset by Mr. Wasel’s agreement to forego certain future housing allowances to which he would otherwise be entitled under the terms of his employment agreement with the Corporation.

Other than as disclosed above, no directors, nominees for election as directors, executive officers or members of their immediate family were indebted to the Corporation, directly or indirectly, at any time since the beginning of the Corporation’s last fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships

Certain directors and officers of the Corporation are and may continue to be involved in the mining and mineral exploration industry through their direct and indirect participation as a director or otherwise in corporations, partnerships or joint ventures, which are potential competitors. Situations may arise in connection with potential acquisitions and investments where the other interests of these directors and officers may conflict with the interests of the Corporation. As required by law, each of the directors of the Corporation is required to disclose any potential conflict of interest and to act honestly, in good faith and in the best interests of the Corporation.

During 2007, the Corporation obtained legal services from a legal firm to which Mr. MacGregor, a director and Chairman of the Board, is counsel. The total value of all legal services provided was approximately $1 million. Mr. MacGregor did not personally perform any legal services for the Corporation during 2007 nor did he benefit directly or indirectly from payments made by the Corporation for the services performed by the firm.

Compensation Committee Interlocks and Insider Participation

Messrs. James E. Askew, Michael Martineau and Ian MacGregor were members of the Compensation Committee in 2007, all of whom are independent, non-management directors. None of the Compensation Committee members has served as an officer or employee of the Corporation and none of the Corporation’s executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of the Corporation’s Board of Directors. Mr. Askew was President of the Corporation from March 1999 through October 1999.

Related Transactions

No insider of the Corporation, nor any associate or affiliate of an insider, has had any material interest in any transaction or proposed transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries, nor has any director of the Corporation been involved, directly or indirectly, in any business or professional relationship with the Corporation in connection with the provision by the director or the Corporation of property, services or financing to the other since January 1, 2007 other than as set forth herein or as previously disclosed.

Each quarter, the Vice President Finance issues a Commitments, Contingencies and Acquisition checklist to the CEO, CFO, Chief Operating Officer and Treasurer, as applicable, which must be signed and returned to inquire if there have been any related party transactions for the quarter.

In addition, on an annual basis, the Corporation’s legal counsel prepares Directors and Officers (“D&O”) questionnaires and submits the questionnaires to all directors and officers of the Corporation. The D&O questionnaires are reviewed by the Vice President Finance who reviews accounts payable vendor records to determine if any payments that would fall under GAAP disclosure guidelines have been made to these companies which would indicate a related party transaction.

PARTICULARS OF MATTERS TO BE ACTED UPON

To the knowledge of the Board of the Corporation, the only matters to be brought before the Meeting are those matters set forth in the accompanying Notice of Meeting relating to the receipt of financial statements and the Auditors’ Report thereon, the election of directors and the appointment of auditors.

(a) Report to Shareholders

The Board of the Corporation has approved all of the information in the Report to Shareholders that accompanies this Management Information Circular, including the audited consolidated financial statements delivered therewith for the fiscal year ended December 31, 2007.

(b) Election of Directors

The term of office of the current directors of the Corporation will expire at the Meeting or when their successors are duly elected or appointed. The Articles of the Corporation provide that the number of directors shall consist of a minimum of three and a maximum of 15 directors. The Board is currently composed of seven directors, two of whom are resident Canadians. The Corporation’s By-laws require that at least 25% of the directors of the Corporation be resident Canadians.

It is proposed to nominate the seven persons listed below for election as directors of the Corporation to hold office until the next annual meeting of shareholders or until their successor is elected or appointed pursuant to relevant provisions of the By-laws of the Corporation or the Corporation’s governing statute. All such proposed nominees are currently directors of the Corporation.

It is the intention of the management designees, if named as proxy, to vote for the election of the following persons to the Board. Management does not contemplate that any of such nominees will be unable to serve as directors; however, if for any reason any of the proposed nominees do not stand for election or are unable to serve as such, proxies IN FAVOUR of management designees will be voted for another nominee in their discretion unless the shareholder has specified in his proxy that his Common Shares are to be withheld from voting in the election of directors. Each director elected will hold office until the next annual general meeting of shareholders or until his successor is duly elected, unless his office is earlier vacated in accordance with the By-laws of the Corporation.

In order to be effective, this ordinary resolution requires the approval of a majority of the votes cast by shareholders who vote in respect of the resolution.

The following table sets forth the name of each of the persons proposed to be nominated for election as a director; his municipality, province or state and country of residence; all positions and offices in the Corporation presently held by him; his present and past principal occupation or employment for the past five years; the date of his first appointment as a director; and his age. See “Voting Shares and Security Ownership of Certain Beneficial Owners and Management” for the number of Common Shares of the Corporation that each nominee has advised are beneficially owned by him, directly or indirectly, or over which control or direction is exercised.

Name, Residence and Position with Corporation	Present and Principal Occupation for the Past Five Years	Date of First Appointment as Director	Age
JAMES E. ASKEW Denver, Colorado, USA Director [1,4]	Mr. Askew has served as a director, President and Chairman of International Mining and Finance Corporation since January 1997. Mr. Askew has held positions as Managing Director and Chief Executive Officer of Black Range Minerals NL from November 1999 to 2001. Mr. Askew also serves as a director of Ausdrill Limited, OceanaGold Corporation, Climax Mining Limited and Sino Gold Limited. In addition, Mr. Askew served as President and Chief Executive Officer of the Corporation from March 1999 to October 1999.	June 15, 1999	59

DAVID K. FAGIN Englewood, Colorado, USA Director [2,3]	Mr. Fagin has served since 1986 as a director or trustee of certain public mutual funds managed by T. Rowe Price Associates, Inc., as director since January 1999 and Chairman since 2007 of Canyon Resources Corporation and of Pacific Rim Mining Company since April 2002. In addition he was formerly President and Chief Operating Officer of Homestake Mining Company and previously served as an office and/or director of several other mining and petroleum concerns. Mr. Fagin previously served as Chairman and Chief Executive Officer of the Corporation.	May 15, 1992[5]	70

LARS-ERIC JOHANSSON London, United Kingdom Director [2]	Mr. Johansson served as Chief Financial Officer of Kinross Gold Corporation from May 2004 (at which time he resigned as a director of the Corporation) until April 2006. In July 2006, Mr. Johansson was re-elected to the Board. Prior to joining Golden Star, Mr. Johansson was Special Advisor on project financing to Falconbridge Limited’s Koniambo nickel project in New Caledonia from November 2003 to April 2004; Executive Vice President and Chief Financial Officer of Noranda Inc. from May 2002 to November 2003; Senior Vice President and Chief Financial Officer for Falconbridge from September 1989 to May 2002; a director of Aber Diamond Corporation, Niocan, Inc., Canadian Solar Inc. and Tiberon Minerals Ltd.	January 29, 2004	61

IAN MacGREGOR Toronto, Ontario, Canada Director [1,2,3,4]	Mr. MacGregor has served as Chairman of the Board since January 27, 2004. Mr. MacGregor serves on the boards of other Canadian public and private companies, including serving as a director of Asian Mineral Resources Limited since July 2004. He has been Counsel of Fasken Martineau DuMoulin LLP (Barristers and Solicitors) since February 2000 and prior thereto, was a partner of Fasken Martineau DuMoulin LLP and its predecessors.	April 3, 2000	73

THOMAS G. MAIR Englewood, Colorado, USA Director, President and Chief Executive Officer	Mr. Mair was appointed President and Chief Executive Officer and a director in March 2008 and prior to then served as Interim President and Chief Executive Officer from January 2008 to February 2008. From February 2007 to December 2007 Mr. Mair served as Senior Vice President and Chief Financial Officer of the Corporation. Prior to joining the Corporation, Mr. Mair worked as a consultant from October 2006. Mr. Mair served in a number of senior roles with Newmont Mining Corporation from 1994 until October 2006, most recently as Director, Business Process Improvement from August 2003 to October 2006, and as group financial executive from October 2000 to July 2003.	March 6, 2008	51

MICHAEL P. MARTINEAU Hildenborough, Kent, United Kingdom Director [1,3]	Dr. Martineau is a founder and a director, and served as President from January 1999 until December 2007, of AXMIN Inc. He was a director of Ashanti Goldfields from February 1999 to April 2004. In addition, Dr. Martineau has served as Deputy Chairman since February 2000 and as Chief Executive Officer from February 2000 to August 2002 of Eurasia Mining plc, and he was a director of Angus and Ross plc since April 2000 until September 2006. Dr. Martineau was elected to serve as a director of First Quantum Minerals Ltd. in October 2007.	May 20, 2004	63

MICHAEL A. TERRELL Delta, British Columbia, Canada Director [4]	Mr. Terrell is a founder and has served as President, Chief Executive Officer and Director of St. Jude Resources Ltd. from 1987 until its acquisition by the Corporation in December 2005.	December 21, 2005	60

Notes:

[1]	Member of the Compensation Committee.
[2]	Member of the Audit Committee.
[3]	Member of the Nominating and Corporate Governance Committee.
[4]	Member of the Sustainability Committee.
[5]	May 15, 1992 represents the date of the Corporation’s formation upon the amalgamation of Golden Star Resources Ltd. and South American Goldfields Inc., of which companies Mr. Fagin was the Chairman.

There are no family relationships among any of the director nominees or directors or executive officers of the Corporation.

See “Statement of Corporate Governance Practices” for information on Board committees and directors’ meeting attendance.

Unless otherwise indicated in the Proxy, it is management’s intention to vote the proxies IN FAVOUR of the election of the above directors.

(c) Appointment of Auditor

It is proposed to approve an ordinary resolution to appoint the firm of PricewaterhouseCoopers LLP as auditor of the Corporation to hold office until the close of the next annual general meeting of shareholders or until PricewaterhouseCoopers LLP is removed from office or resigns as provided by law and by the Corporation’s By-laws and to authorize the directors of the Corporation to fix the remuneration of PricewaterhouseCoopers LLP as auditors of the Corporation.

Representatives of PricewaterhouseCoopers LLP will be present at the Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate shareholder questions.

In order to be effective, this ordinary resolution requires the approval of a majority of the votes cast by shareholders who vote in respect of the resolution.

Unless otherwise indicated in the Proxy, it is management’s intention to vote the proxies IN FAVOUR of the appointment of the above auditor and to authorize the directors of the Corporation to fix the remuneration of PricewaterhouseCoopers LLP as auditors.

AVAILABILITY OF DOCUMENTS

Financial information regarding the Corporation can be found in the following documents, which documents have been filed or will be filed with various securities commissions or similar authorities in the United States and various provinces of Canada and copies of which may be obtained, after filing, by shareholders of the Corporation on request without charge from Golden Star Resources Ltd., 10901 West Toller Drive, Suite 300, Littleton, Colorado, USA 80127-6312 (Tel.: (303) 830-9000; Toll Free: (800) 553-8436; Fax: (303) 830-9094), Attention: Investor Relations:

(a) the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, as may be amended, together with any document, or the pertinent pages of any document, incorporated by reference therein and management’s discussion and analysis of the financial condition and results of operations; and

(b) comparative audited consolidated financial statements of the Corporation and the notes thereto as at and for the fiscal years ended December 31, 2007, 2006 and 2005, together with the report of the auditors thereon, and any interim financial statements of the Corporation that may be subsequently filed and management’s discussion and analysis of the financial condition and results of operations.

Additional information relating to the Corporation is available on The System for Electronic Document Analysis & Retrieval (or SEDAR) at www.sedar.com.

PERFORMANCE GRAPH AND TABLE

The performance graph and disclosure related thereto is set forth in Item 5 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, as it may be amended, under the heading “Performance Graph and Table” and is incorporated by reference herein, and is also provided in the Corporation’s 2007 Annual Report which accompanies this Management Information Circular. A copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, as it may be amended, is available at www.sedar.com and upon request by a shareholder to the Corporation as set forth under “Availability of Documents”.

ACCOMPANYING FINANCIAL INFORMATION AND INCORPORATION BY

REFERENCE

The following financial statements and information of the Corporation accompany and form part of, and are specifically incorporated by reference into, this Management Information Circular: (a) Consolidated Balance Sheets as of December 31, 2007 and 2006, and Consolidated Statements of Operations, Consolidated Statement of Changes in Shareholders’ Equity, and Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005; (b) the Notes to the Consolidated Financial Statements; (c) the Auditors’ Report on such financial statements; (d) the report on Management’s Responsibility for Financial Information; and (e) Management’s Discussion and Analysis of Financial Condition and Results of Operations. These documents are available on SEDAR at www.sedar.com and a copy of any such document may be obtained free of charge upon request by a shareholder to the Corporation as set forth under “Availability of Documents”.

The reports of the Compensation and Audit Committees and the information under the heading “Performance Graph and Table” shall not be deemed incorporated by reference by any general statement incorporating by reference this Management Information Circular into any filing under the United States Securities Act of 1933 (the “Securities Act”) or the United States Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

2007 ANNUAL REPORT

The Annual Report for the fiscal year ended December 31, 2007 accompanies this Management Information Circular. The consolidated financial statements of the Corporation, the accompanying notes and report of the independent auditors, the selected financial data for each of the years ended December 31, 2007, 2006 and 2005 and management’s discussion and analysis of the Corporation’s financial condition and results of operations are included in the Annual Report.

2009 SHAREHOLDER PROPOSALS

To be eligible for inclusion in the Corporation’s Management Information Circular for the year 2008 annual general meeting of shareholders, shareholder proposals prepared in accordance with the proxy rules must be received at the Corporation’s corporate office, 10901 West Toller Drive, Suite 300, Littleton, Colorado, USA 80127-6312, Attention: Chief Financial Officer, on or before December 10, 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Corporation’s officers, directors and more than 10% shareholders are required to file beneficial ownership reports under Section 16(a) of the Exchange Act, generally within two days of the event triggering the requirement to file such a report. As the result of delays of an administrative nature, Messrs. Askew, Bradford, Fagin, Johansson, MacGregor, Martineau and Terrell and Wasel each filed a Form 4, reporting one transaction, late, and Messrs. Higson-Smith, Jones and Palmer each filed one Form 4 report, reporting two transactions, late. Mr. Wasel filed one transaction on Form 4 late. Based solely on the review of the section 16(a) reports filed by the directors and executive officers, and upon representations from those persons, the Corporation is not aware of any other delinquent filings.

OTHER MATTERS

Management of the Corporation is not aware of any other matters to come before the Meeting other than as set forth in the Notice of the Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote the Common Shares represented thereby in accordance with their best judgment on such matter.

GENERAL

All matters to be brought before the Meeting require, for the passing of same, a simple majority of the votes cast in person or by proxy at the Meeting by the holders of Common Shares. If a majority of the Common Shares represented at the Meeting should be withheld from voting for the appointment of PricewaterhouseCoopers LLP as auditors of the Corporation, the Board will appoint another firm of chartered accountants based upon the recommendation of the audit committee, which appointment for any period subsequent to the next annual general meeting of shareholders will be subject to approval by the shareholders at that meeting.

APPROVAL

The contents and mailing of this Management Information Circular have been approved by the Board of Directors of the Corporation.

DATED this 10th day of March, 2008.

ON BEHALF OF THE MANAGEMENT OF GOLDEN STAR RESOURCES LTD.

/s/ Thomas G. Mair	/s/ Roger Palmer
Thomas G. Mair	Roger Palmer
President and	Interim Chief Financial Officer and
Chief Executive Officer	Vice President Finance

GOLDEN STAR RESOURCES LTD.

ANNUAL GENERAL MEETING OF SHAREHOLDERS - MAY 7, 2008

PROXY

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of

Common Shareholders of Golden Star Resources Ltd. to be held on Wednesday, May 7, 2008

The Management Information Circular and 2007 Annual Report to Securityholders

are available at http://www.gsr.com/proxy_2008

THIS PROXY IS SOLICITED BY MANAGEMENT OF THE CORPORATION

The undersigned holder of common shares of Golden Star Resources Ltd. (the “Corporation”) hereby nominates and appoints Thomas G. Mair, President and Chief Executive Officer of the Corporation, or failing him, Roger Palmer, Interim Chief Financial Officer and Vice President Finance of the Corporation, or instead of them or any of them,                                                                      , as the proxy of the undersigned to attend, act and vote in respect of all common shares of the Corporation registered in the name of the undersigned at the Annual General Meeting (the “Meeting”) of shareholders of the Corporation to be held at 2:00 p.m. (Toronto time) on Wednesday, May 7, 2008 at the Ivey ING Leadership Centre, Amphitheatre 2, 130 King Street West, Toronto, Ontario, Canada, M5X 1A9, and at any and all adjournments thereof. Without limiting the general powers hereby conferred, the said proxy is directed to vote as follows, provided that, if no choice is specified herein, or if any instructions given are not clear, the common shares shall be voted as if the shareholder had specified an affirmative vote:

1.	To elect the following persons as directors of the Corporation:

The proxyholder may in his discretion vote with respect to amendments or variations to matters identified in the Notice of Meeting or to other matters which may properly come before the Meeting or any adjournment thereof.

  DATED this      day of                     , 2008.

	James E. Askew	For	Withhold
	David K. Fagin	For	Withhold
	Lars-Eric Johansson	For	Withhold
	Ian MacGregor	For	Withhold
	Thomas G. Mair	For	Withhold	Signature
	Michael P. Martineau	For	Withhold
	Michael A. Terrell	For	Withhold	Name of shareholder (Please Print)
2.	To appoint PricewaterhouseCoopers LLP as the auditors of the Corporation and to authorize the Board of Directors to fix the auditors’ remuneration:
For Withhold				Address

The undersigned hereby revokes any instrument of proxy heretofore given with reference to the said Meeting or any adjournment thereof.				Number of common shares held

NOTES:

1.

The common shares represented by this proxy will be voted in accordance with the instructions given herein. IF NO CHOICE IS SPECIFIED HEREIN, OR IF ANY INSTRUCTIONS GIVEN ARE NOT CLEAR, THE COMMON SHARES SHALL BE VOTED AS IF THE SHAREHOLDER HAD SPECIFIED AN AFFIRMATIVE VOTE, ALL IN THE SAME MANNER AND TO THE SAME EXTENT AS THE SHAREHOLDER COULD DO IF THE SHAREHOLDER WERE PERSONALLY PRESENT AT THE MEETING.

2.

A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) OTHER THAN THE PERSON DESIGNATED IN THIS PROXY TO ATTEND AND ACT FOR THE SHAREHOLDER AND ON THE SHAREHOLDER’S BEHALF AT THE MEETING. Such right may be exercised by printing in the space provided the name of the person to be appointed, in which case only the person so named may vote the common shares at the meeting.

3.

This proxy will not be valid unless it is dated and signed by the shareholder or the shareholder’s attorney authorized in writing or, if the shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and ceases to be valid one year from its date. If the proxy is executed by an attorney for an individual shareholder or by an officer or an attorney of a corporate shareholder, the instrument so empowering the officer or attorney, as the case may be, or a notarial copy thereof, must accompany the proxy instrument.

4.	If this proxy is not dated in the space provided, it is deemed to bear the date on which it is mailed by the management of the Corporation.

5.

To be effective, the instrument of proxy must be received by 5:00 p.m. (Toronto time) on Monday May 5, 2008 at the address set forth in the accompanying return envelope which will be either: (i) Attention: Proxy Department, CIBC Mellon Trust Company, P.O. Box 721, Agincourt, Ontario, Canada M5A 4K9 (in the case of common shares which are registered on the books of the Corporation for trading on the Toronto Stock Exchange or on the American Stock Exchange); or (ii) Attention: The Registrar, Ghana Commercial Bank Limited, Share Registry, Head Office, P.O. Box 134, Accra, Ghana (in the case of common shares which are registered on the books of the Corporation for trading on the Ghana Stock Exchange).